January 23, 2001


Candy Smith
6497 Elverton Drive
Oakland, CA 94611


Dear Candy,

Following the close of our 2000 business, the development of our 2001 plan and our recent discussions, it is with pleasure that I confirm our verbal offer for your continued employment with QRS Corporation. The following summarizes our offer:

POSITION

You will have overall corporate responsibility for Senior Vice President, E-commerce. You are a member of the Corporate Management Committee and you may attend Board of Directors meetings as required and at the invitation of the Board.

REPORTING TO

John Simon, CEO

LOCATION

Richmond, CA

MISSION STATEMENT

As a key executive of QRS, you should ensure continued focus on the long-term mission of QRS:

o We are the leader in network-centric, inter-enterprise electronic commerce solutions that materially improve our customers' performance.
o    We will serve the global consumer good demand chain.
o    We will exceed customer expectations for service quality.
o We will be recognized as an exciting and rewarding place to work by our employees.
o    We will provide superior returns to our shareholders.

In addition, as a key executive of QRS, you also have as continuing, significant responsibility the development and maintenance of QRS' management process and promotion of and adherence to its core values among its associates.

KEY OBJECTIVES

As a key executive of QRS, your focus in 2001 should be on successfully addressing the critical issues required for QRS to exceed our financial plan. Your objectives will be detailed in the 2001 Annual Incentive Compensation Plan. (See Addendum A)

ANNUAL COMPENSATION

Your annual compensation will be administered by me and reviewed by the Compensation Committee of the Board of Directors.

o    Your base compensation will be $225,000 per year.
o In addition, your targeted annual incentive compensation will be $112,500 or 50% of your base compensation. For details of your incentive compensation plan, pleas refer to Addendum A.
o Therefore, the annual total target compensation (base plus incentive at 100% of plan) shall be $337,500.

Your compensation will be reviewed at the first day of the quarter immediately following the second quarter in which the company is on its financial plan and budget. (i.e. if the company reaches its correct financial plan by Q1, your compensation will be reviewed on the first day of Q3)

Otherwise, your compensation including incentives, will be reviewed in the first quarter of each year (unless there is a change in objectives, locations, etc., in which case it will be reviewed at that time), to ensure that it continues to be equitable, appropriate to the location and provide appropriate incentives and support to the agreed objectives.

LONG TERM INCENTIVES

As an officer of QRS, on January 2, 2001, you were entitled to convert your stock options into restricted QRS stock. If you elected to convert your stock options into restricted shares, the restricted shares will have the same provisions as your original stock options with the exception of a different vesting schedule as outlined in your Restricted Stock Agreement (i.e. acceleration, change of control protection, etc.). The Board of Directors may grant you more stock options in the future with the approval of the Compensation Committee. The details of your current stock option grants and restricted stock is attached in Addendum B.

BENEFITS

In addition to the benefits available to all QRS associates as defined in the Employee Handbook; as a Senior Vice President and Officer you are provided with additional benefits as follows:

Disability Insurance - The Company shall purchase and maintain in effect disability insurance sufficient to provide you with an income equal to 66% of your base compensation while you are disabled and unable to perform the duties of your current employment with QRS. You will have the option of continuing this additional disability insurance coverage at your own expense in the event of the termination of your employment. This additional insurance benefit is taxable and will be reported for tax purposes as additional income to you.

Liability Insurance - The Company shall purchase and maintain in effect sufficient Officer's liability insurance to provide you with reasonable coverage, including the provision of legal counsel and/or reimbursement of appropriate legal fees you pay personally, against all liability claims and judgments arising from your legal exercise of your duties as an Officer of QRS, including any actions filed after you cease your duties as an Officer or in the event of the termination of your employment. The Company shall also provide in its bylaw as full indemnification for you as a QRS officer to the maximum extent permissible under Delaware law.

TERMINATION AND SEVERANCE

This position is for no set period or term and just as you have the right to resign your position, at any time, for any reason, QRS reserves the right to terminate your employment, at any time, with or without cause, with or without notice.

In the event your employment is terminated without cause, you will become entitled to twelve (12) months of severance pay equal in the aggregate to your targeted total annual compensation and benefits at the level in effect at the time of your termination. Your severance payments will be made in accordance with the Company's standard payroll practices for current employees and will be subject to the Company's collection of all applicable withholding taxes.

For purposes of this agreement, termination "for cause" shall mean a termination of your employment for any of the following reasons: (1) your failure to substantially perform the material duties of your position with the Company after a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which you have not substantially performed those duties and which provides a reasonable period for you to cure those deficiencies; (2) a material breach by you of your obligations under any confidential or proprietary information agreements with the Company or of any of your fiduciary obligations as an officer of the Company, (3) your failure to follow in a material respect the reasonable policies or directives established on an employee-wide basis by the Company, after written notice to you indicating the policies or directives with which you are not in material compliance, (4) any willful misconduct on your part having a material detrimental effect on the Company or (5) any unauthorized activity on your part which creates a material conflict of interest between you and the Company after you have been provided with a reasonable opportunity to refrain from that activity.

CHANGE OF CONTROL BENEFITS

Should there occur a Corporate Transaction or a Change in Control (as those terms are defined in the Company's 1993 Stock Option/Stock Issuance Plan) and either (i) your employment is subsequently terminated without cause or (ii) you subsequently resign by reason of a material change in your base compensation, your targeted annual incentive compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction), a material reduction in your duties or responsibilities, or a change in your principal place of employment by more than 50 miles, then your QRS stock options and restricted shares shall immediately vest in full. Also, you will be entitled to twelve (12) months of severance pay equal in the aggregate to your targeted total annual compensation and benefits at the level in effect at the time of your termination or resignation or (if greater) at the level in effect immediately prior to the Corporate Transaction or Change in Control. Your severance payments will be made in accordance with the Company's standard payroll practices for current employees and will be subject to the Company's collection of all applicable withholding taxes.

Alternatively, if there is a change of control of the Company (as defined in the stock option plan) and within 12 months of such change of control, either
(i) your employment is terminated other than for cause, as defined above, or
(ii) there is a material reduction in salary, (for this purpose, 15% will be deemed a material reduction), or a material reduction in your responsibility and as a result you choose to resign, you will be paid the base compensation and benefits for a further 12 months from the time of such reduction and your share option(s) will vest in full. In addition, should there be a change in control prior to the full vesting of your share grant(s), following which change in control you remain employed b the successor corporation for a period of 12 months, the unvested shares subject to that option will accelerate and vest in full 12 months following the date of the change in control.

EMPLOYMENT AT WILL

As you may be aware California is an EMPLOYMENT AT WILL state. This means that your position is for no set period or term and just as you have the right to resign your position, at any time, for any reason, QRS reserves the right to terminate your employment, at any time, with or without cause and with or without notice. If any contrary representation has been made to you, it is superseded by this letter. No subsequent agreement contrary to this nor any amendment to this term can be made unless it is in writing and signed by both you and the VP, Human Resources.


Sincerely,





- -----------------------------------
John Simon, CEO


I accept this ongoing position with QRS Corporation on these terms and conditions on the terms above and understand and agree that it supersedes any other agreement, written or oral, I may have with QRS with respect to employment or compensation by QRS including salary, incentive, options, termination and severance.





- ------------------------------------        ------------------------------------
Candy Smith                                          Date